                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   INTERNATIONAL COMFORT PRODUCTS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   [ICP LOGO]

                   INTERNATIONAL COMFORT PRODUCTS CORPORATION

                      NOTICE OF ANNUAL AND SPECIAL MEETING

                                OF SHAREHOLDERS

                                      AND

                           MANAGEMENT PROXY CIRCULAR

                 MEETING TO BE HELD AT 10:00 A.M. (LOCAL TIME)

                            WEDNESDAY, MAY 13, 1998

                                       AT

                              TORONTO HILTON HOTEL

                               TORONTO I BALLROOM

                            145 RICHMOND STREET WEST

                            TORONTO, ONTARIO, CANADA

                           A MESSAGE TO SHAREHOLDERS

April 9, 1998

Dear Shareholder:

     Your Company has completed a very successful year, nearly doubling net income in a time of a weather related slow down in the residential heating, ventilation and air conditioning industry. ICP's performance is detailed in the 1997 Annual Report which accompanies this proxy circular. I am sure you agree that the Company is now poised for growth in North America and overseas from a position of considerable strength.

     Management will provide the latest news on the Company's progress at the annual shareholders' meeting in Toronto on Wednesday, May 13. At that time, you will have an opportunity to learn more about ICP's plans to become an increasingly global company.

     The quality of the management team and its commitment to performance has encouraged the Board to recommend a new stock option plan to supplement and eventually replace the plan that will expire in 1999. The new plan empowers the Board to issue stock options to management and other key employees when the Board deems it appropriate to do so. We ask for your support of the new plan because it continues to align the interests of management with your interests as a shareholder.

     We are also asking for your support in reelecting the current slate of directors in addition to electing Richard C. Barnett as a new director. Both Mike Clevy and I have had the pleasure of knowing Mr. Barnett for more than 20 years and greatly admire the leadership he provided from 1978 to 1992 as President and General Manager of York International Corporation's Unitary Division, one of ICP's competitors. With deep experience in all facets of our industry, Mr. Barnett will add considerable strength to your Board. Mr. Barnett is currently Vice President and General Manager of Tyler Pipe Company located in Tyler, Texas.

     We look forward to seeing you on May 13 and hearing your questions and comments. If you are unable to attend the meeting in person, please complete and return the enclosed proxy so that your wishes may be known and your votes recorded.

                                           Sincerely yours,

                                           /s/ RICHARD W. SNYDER
                                           Richard W. Snyder
                                           Chairman

                      NOTICE OF ANNUAL AND SPECIAL MEETING
                                OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the annual and special meeting of the shareholders of International Comfort Products Corporation (the "Company") will be held at the Toronto Hilton Hotel, Toronto I Ballroom, 145 Richmond Street West, Toronto, Ontario, Canada on Wednesday, May 13, 1998 at 10:00 a.m. (local time) (the "Meeting") for the following purposes:

          1. to receive the Company's annual report, including the consolidated financial statements of the Company for the year ended December 31, 1997, together with the auditors' report on such financial statements;

          2. to elect a Board of twelve directors to serve until the 1999 annual meeting of shareholders or until their respective successors shall have been duly appointed;

          3. to reappoint Arthur Andersen & Co. as auditors of the Company;

          4. to consider and, if thought advisable, to pass a resolution authorizing and approving the Company's 1998 Stock Option Plan as set forth and described in the attached Proxy Circular; and

          5. to transact such other business as may properly come before the Meeting or any adjournment thereof.

     All shareholders are cordially invited to attend the Meeting. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and avoid added solicitation costs. In order for proxies to be used at the Meeting, proxies must be deposited with Montreal Trust Company of Canada not later than the close of business on May 11, 1998, or if the Meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the Meeting.

     DATED at Toronto, Ontario, Canada this 9th day of April, 1998.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ DAVID P. CAIN
                                          DAVID P. CAIN
                                          Senior Vice President,
                                          General Counsel and Secretary

                           MANAGEMENT PROXY CIRCULAR

                            SOLICITATION OF PROXIES

GENERAL, COSTS AND REVOCABILITY

     The enclosed proxy is solicited by and on behalf of management of International Comfort Products Corporation (the "Company" or "ICP") from holders of the Company's ordinary shares (the "Shares") to be voted at the Company's annual and special meeting of shareholders to be held at the Toronto Hilton Hotel, Toronto I Ballroom, 145 Richmond Street West, Toronto, Ontario, Canada on Wednesday, May 13, 1998, at 10:00 a.m. (local time), and at all adjournments thereof (the "Meeting"). The Board of Directors of the Company (the "Board") has fixed the close of business on April 8, 1998, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to attend and vote at the Meeting, except to the extent that (a) a person has transferred ownership of any Shares after the Record Date; and (b) the transferee of those Shares, (i) produces properly endorsed share certificates, or (ii) otherwise establishes that the transferee owns the Shares, and demands, not later than ten days prior to the Meeting, that the transferee's name be included in the list of persons entitled to vote at the Meeting, in which case the transferee will be entitled to vote the transferred Shares at the Meeting. On the Record Date, 39,887,225 Shares were outstanding. The Company has no other voting securities issued and outstanding.

     The approximate date on which this Proxy Circular and the accompanying proxy are first being sent to shareholders is April 16, 1998.

     ALL EXPENSES OF THIS SOLICITATION, INCLUDING THE COST OF PREPARING AND MAILING THIS PROXY CIRCULAR, WILL BE BORNE BY THE COMPANY. In addition to solicitation by mail, proxies may be solicited by directors, officers, and employees of the Company in person or by telephone or other means of communication. Such directors, officers, and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees, and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Shares held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     As a shareholder, you can revoke your proxy for the Meeting or any adjournment of the Meeting in any manner permitted by law. This includes depositing a written statement signed by you (or signed by your attorney, authorized in writing) either (i) at the registered office of the Company c/o Osler, Hoskin & Harcourt, 66th Floor, P.O. Box 50, 1 First Canadian Place, Toronto, Ontario, Canada, M5X 1B8 Attention: Mr. John H. Macfarlane, at any time up to and including the last business day before the Meeting, or any adjournment thereof, at which the proxy is to be used, or (ii) with the Chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting, or any adjournment thereof.

     The Company's principal executive offices are located at 501 Corporate Centre Drive, Suite 200, Franklin, Tennessee, USA 37067.

     Except as otherwise stated, all dollar amounts are expressed in United States dollars.

VOTING, QUORUM, USE

     Each shareholder is entitled to one vote per Share held of record on the Record Date, except to the extent that the shareholder has transferred any of such Shares after the Record Date and the transferee has both established the transferee's ownership of the transferred Shares and demanded, not later than ten days prior to the Meeting, that the Company recognize the transferee as the person entitled to vote the transferred Shares at the Meeting.

     The holders of at least 33 1/3 percent of the Shares issued and outstanding on the Record Date are required to be present in person or by properly executed proxies to constitute a quorum in order to transact business at the Meeting.

     ALL SHARES REPRESENTED AT THE MEETING BY PROPERLY EXECUTED PROXIES RECEIVED BY MONTREAL TRUST COMPANY OF CANADA NOT LATER THAN THE CLOSE OF BUSINESS ON MAY 11, 1998, OR IF THE MEETING IS ADJOURNED, 48 HOURS (EXCLUDING SATURDAYS AND HOLIDAYS) BEFORE ANY ADJOURNMENT OF THE MEETING AND NOT PROPERLY REVOKED WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED IN SUCH PROXIES.

     The persons named in the enclosed form of proxy are representatives of management of the Company and are directors and/or officers of the Company. ANY SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) OTHER THAN THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY TO ATTEND, ACT OR VOTE FOR SUCH SHAREHOLDER AND ON SUCH SHAREHOLDER'S BEHALF AT THE MEETING. To exercise such right, a shareholder should insert such other person's name in the blank space provided in the proxy or substitute another proper form of proxy.

     In voting by proxy in regard to the election of directors to serve until the 1999 annual meeting of shareholders or until their respective successors are duly appointed, shareholders may vote in favor of all nominees, or withhold their votes as to all nominees, or withhold their votes as to specific nominees. In voting by proxy in regard to all other items, shareholders may vote in favor of the proposal, against (or in the case of the proposed reappointment of Arthur Andersen & Co., withhold their votes with respect to) the proposal or may abstain from voting. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR THE REAPPOINTMENT OF ARTHUR ANDERSEN & CO. AS THE COMPANY'S AUDITORS AND FOR THE RESOLUTION CONFIRMING THE ADOPTION OF THE COMPANY'S 1998 STOCK OPTION PLAN. The accompanying proxy gives the persons named in it the discretionary authority to act on amendments to matters identified in the Notice of Annual and Special Meeting or any additional matters that may properly be brought before the Meeting or any adjournment thereof. At the date of this Proxy Circular, management of the Company is not aware of any such amendments or additional matters to be presented for action at the Meeting.

     All items to be submitted at the Meeting for shareholder approval will require the affirmative vote of a majority of those Shares present and voting on that item, except for approval of the adoption of the 1998 Stock Option Plan in respect of which the affirmative vote of a majority of those Shares present and voting on such item, excluding insiders of the Company to whom Shares may be issued pursuant to the 1998 Stock Option Plan and their associates, is required.

     NO SPECIFIC PROVISIONS OF THE CANADA BUSINESS CORPORATIONS ACT, THE COMPANY'S ARTICLES OR THE COMPANY'S BY-LAWS ADDRESS THE ISSUE OF ABSTENTIONS OR BROKER NON-VOTES. ABSTENTIONS AND BROKER NON-VOTES WILL BE TREATED AS SHARES THAT ARE PRESENT AND ENTITLED TO VOTE FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE TRANSACTION OF BUSINESS. ABSTENTIONS AND BROKER NON-VOTES WILL NOT, HOWEVER, BE COUNTED AS VOTES EITHER IN FAVOR OF OR AGAINST A PARTICULAR PROPOSAL. FOR PURPOSES OF DETERMINING THE NUMBER OF SHARES VOTING ON A PARTICULAR PROPOSAL, ABSTENTIONS ARE COUNTED AS SHARES VOTING, WHEREAS BROKER NON-VOTES ARE NOT COUNTED AS SHARES VOTING. MONTREAL TRUST COMPANY OF CANADA WILL ACT AS SCRUTINEERS AND TABULATE THE VOTES.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Except as set forth in the following table, the Company is not aware of any person who, as of the Record Date, was the beneficial owner of 5% or more of the Shares.

                                                            AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP     PERCENT OF CLASS
------------------------------------                        --------------------     ----------------
Ontario Teachers' Pension Plan Board......................       7,912,504                19.84%
  5650 Yonge Street, 5th Floor
  North York, Ontario M2M 4H5
Ravine Partners, Ltd......................................       7,957,698(1)             19.95%
  3219 McKinney Avenue
  Dallas, Texas 75204

---------------

(1) Includes 67,828 Shares owned by Richard W. Snyder, a director of the Company, who is a general partner of Ravine Partners, Ltd.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information concerning the beneficial ownership of Shares, as of the Record Date, by all directors, director nominees, by each of the executive officers named in the Summary Compensation Table beginning on page 6 and by all directors, director nominees and executive officers as a group.

                                                         AMOUNT AND NATURE OF
                                                              BENEFICIAL
NAME OF BENEFICIAL OWNER                                     OWNERSHIP(1)         PERCENT OF CLASS(2)
------------------------                                 --------------------     -------------------
Richard C. Barnett.....................................              500                     *
Stanley M. Beck, Q.C...................................            1,776                     *
W. Michael Clevy.......................................          346,515(3)                  *
The Honourable William G. Davis, P.C., C.C., Q.C.......            1,765                     *
John F. Fraser, O.C....................................            3,718                     *
Roy T. Graydon.........................................        7,915,504(4)              19.84%
Marvin G. Marshall.....................................           15,679                     *
Ernest C. Mercier......................................            8,035                     *
David H. Morris........................................            2,394                     *
David A. Rattee........................................           20,887(5)                  *
Richard W. Snyder......................................        7,957,698(6)              19.95%
William A. Wilson......................................            9,631                     *
David P. Cain..........................................           93,370(3)                  *
Stephen L. Clanton.....................................           47,244(3)                  *
Augusto H. Millan......................................          114,045(3)                  *
James R. Wiese.........................................          126,505(3)                  *
All directors, director nominees and executive officers
  as a group (24 persons)..............................       17,010,928(3)              42.65%

---------------

(1) Includes Shares that any person has the right to acquire within 60 days of the Record Date. Ownership is direct unless otherwise noted.
(2) An asterisk (*) in this column denotes ownership of less than one percent of the outstanding Shares as of the Record Date.
(3) Includes Shares subject to options that currently are exercisable as follows: Mr. Clevy (316,000); Mr. Cain (67,000); Mr. Clanton (38,000); Mr.
    Millan (67,000); Mr. Wiese (67,000); all executive officers as a group (816,000).
(4) Includes 7,912,504 Shares owned by the Ontario Teachers' Pension Plan Board, of which Mr. Graydon is an employee. Mr. Graydon disclaims any beneficial interest in these Shares.
(5) Includes 6,125 Shares owned by Mr. Rattee's spouse.
(6) Includes 7,889,870 Shares owned by Ravine Partners, Ltd., of which Mr. Snyder is a general partner.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Shares are required to report their ownership of the Shares and any changes in that ownership to the United States Securities and Exchange Commission ("SEC") and the American Stock Exchange ("AMEX"). These persons also are required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Circular any failure to file such reports by these dates during the Company's 1997 fiscal year. Based solely on a review of the reports furnished to the Company and written representations from the Company's directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company's directors, executive officers, and ten percent holders during 1997.

                             ELECTION OF DIRECTORS

INFORMATION REGARDING NOMINEES

     The Company's Articles provide that the Board shall consist of not less than three nor more than 13 directors. The Board has determined that, effective as of the date of the Meeting, the Board shall consist of 12 directors. The terms of all current directors will expire upon the election of new directors at the Meeting. The Board proposes the election of the nominees listed below to serve until the 1999 annual meeting of shareholders or until their respective successors are duly appointed. Eleven of the 12 nominees listed below currently are directors of the Company and were elected at the 1997 meeting of shareholders. Unless contrary written instructions are received, it is intended that the Shares represented by proxies solicited by management of the Company will be voted in favor of the election of all named nominees as directors. If for any reason any nominee is unable to serve, the persons named in the proxy have advised that they will vote for a substitute nominee as proposed by the Board. Each nominee has consented to act as a director, if elected, and the Board has no reason to expect that any nominee will fail to be a candidate at the Meeting. Therefore, it does not at this time have any substitute nominees under consideration. The information relating to the 12 nominees set forth below has been furnished to the Company by the named individuals.

     The 12 nominees, their principal occupations, their period(s) of service as a director of the Company, and their ages are as follows:

NAME                                 PRINCIPAL OCCUPATION(1)                           SERVED AS DIRECTOR FROM    AGE
----                                 -----------------------                           -----------------------    ---
Richard C. Barnett.................  Vice President and General Manager of Tyler Pipe  --                         59
                                       Company (valve and fitting manufacturer)
Stanley M. Beck, Q.C...............  Arbitrator                                        June 1991                  63
W. Michael Clevy...................  President and Chief Executive Officer of the      September 1995             49
                                     Company
The Honourable William G. Davis,
  P.C., C.C., Q.C..................  Counsel for Tory Tory DesLauriers & Binnington,   August 1985 to April 1990  68
                                       Barristers & Solicitors(2)                        and from June 1992
John F. Fraser, O.C................  Chairman of Air Canada (airline company)(3)       May 1985 to April 1990     67
                                                                                         and from June 1992
Roy T. Graydon.....................  Portfolio Manager, Ontario Teachers' Pension      June 1997                  37
                                     Plan Board (pension administrator)
Marvin G. Marshall.................  President and Chief Executive Officer of          August 1994                60
                                     Remington Capital Investments Limited (real
                                       estate and related ventures)
Ernest C. Mercier..................  Corporate Director                                August 1994                65
David H. Morris....................  Corporate Director(4)                             August 1994                56
David A. Rattee....................  President and Chief Executive Officer of CIGL     June 1993                  55
                                       Holdings Limited (insurance and financial
                                       services company)(5)
Richard W. Snyder..................  Chairman, SnyderCapital Corporation (investment   June 1996                  59
                                       company)
William A. Wilson..................  President and Chief Executive Officer, ICC        June 1996                  64
                                       Technologies, Inc. (developer of air
                                       conditioning technology)

---------------

(1) All of the directors and nominees have had the principal occupation listed above for the previous five years except as follows: Mr. Clevy joined the Company as President and Chief Operating Officer of the Company's U.S. operating subsidiary, International Comfort Products Corporation (USA) ("ICP USA"), in September 1994. He was appointed President and Chief Executive Officer of the Company in December 1995. Prior to joining the Company, he was Vice President of Manufacturing and Technology of Carrier Corporation (HVAC manufacturer); Mr. Fraser, from 1995 to 1997, was Vice-Chairman of Russel Metals Inc. (metals distribution and processing company). Prior to that time, Mr. Fraser had served as Chairman of Federal Industries Ltd. (transportation and distribution company) from May 1992 to May 1995; Mr. Graydon was Vice President and Director, Mergers & Acquisitions and Corporate Finance with Toronto-Dominion Securities Inc. (investment bank) from 1989 until June 1995; Mr. Marshall served as Chairman of the Board of the Company from December 1995 to June 1997. He also previously served as President and Chief Executive Officer of Bramalea Inc. (real estate developer); Mr. Morris, until his retirement in 1995, served as President and Chief Operating Officer of The Toro Company (outdoor power equipment manufacturer), a position he had held since 1988; Mr. Rattee also is Chairman, President and Chief Executive Officer of The Mortgage Insurance Company of Canada (insurance and financial services company).
(2) Also serves as a director of The Seagram Company Ltd., Magna International Inc., Corel Corporation, The First American Financial Corporation, and First American Title Insurance Company.
(3) Also serves as a director of America West Holdings Corporation and the Bank of Montreal.
(4) Also serves as a director of Alamo Group Inc.
(5) Also serves as a director of Derlan Industries Limited.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     Compensation of Directors -- Standard Arrangements. Each director who is not a full-time employee of the Company is paid a fee of $1,000 per Board meeting attended and $1,000 per committee meeting attended, as well as an annual retainer of $20,000. In addition, the Chairman of each committee is paid an additional annual retainer of $4,000. Directors also are reimbursed for any out-of-pocket expenses incurred in attending meetings of the Board or committees of the Board. Pursuant to the Company's Share Compensation Arrangement for Non-Employee Directors, at least 20 percent, or at an individual director's election, up to 100 percent of a director's fees, less taxes, is to be paid in Shares, rather than cash.

     Compensation of Directors -- Other Arrangements. Through October 31, 1997, Mr. Marshall was paid consulting fees of $10,000 per month pursuant to an agreement between the Company and Remington Capital Investments Limited. Under the terms of this agreement, Mr. Marshall was not entitled to receive any fees (excluding expenses) that were otherwise due by virtue of his serving as Chairman or a director of the Company. Effective November 1, 1997, Mr. Snyder is paid $10,000 per month, but receives no other fees (excluding expenses) for serving as Chairman.

     Board of Directors.  The Board met nine times during 1997.

     Audit Committee. The Audit Committee, which currently is comprised of Messrs. Fraser, Graydon and Rattee, reviews the Company's financial statements, accounting practices and business and financial controls. It also recommends to the Board the external auditors to be appointed by the shareholders at each meeting, reviews their audit work plan and approves their fees. The Audit Committee met five times in 1997.

     Compensation and Pension Committee. The Compensation and Pension Committee, which currently is comprised of Messrs. Beck, Davis and Morris, reviews and makes recommendations to the Board in respect of the overall compensation philosophy of the Company and specific compensation policies, programs and plans. The Compensation and Pension Committee met nine times in 1997.

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which currently is comprised of Messrs. Beck, Marshall, Rattee and Wilson, recommends to the Board nominees for election as directors of the Company and makes recommendations on other matters relating to corporate governance policy. Although the Committee does not solicit suggestions for nominees for the Board, suggestions for nominees accompanied by biographical data will be considered if sent to the Company's Secretary. The Nominating and Corporate Governance Committee met four times in 1997.

     Strategic Planning Committee. The Strategic Planning Committee, which currently is comprised of Messrs. Clevy, Mercier, Morris, Snyder and Wilson, assists in the development and updating of strategic plans for the Company's existing businesses and reviews and considers alternative plans for growth and diversification opportunities. The Strategic Planning Committee met four times in 1997.

     Finance Committee. The Finance Committee, which currently is comprised of Messrs. Clevy, Fraser, Graydon and Mercier, assists in the development of the capitalization strategy for the Company to finance its long-term strategic plan. The Finance Committee met two times in 1997.

     During 1997, all directors attended at least 75 percent of the meetings of the Board and the committees of the Board of which they were members.

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table discloses compensation received in 1997 and, where applicable, the two prior financial years by (i) the Chief Executive Officer of the Company, and (ii) each of the Company's four most highly compensated executive officers, other than the Chief Executive Officer, who continued to serve as of December 31, 1997 (collectively, the "Named Executive Officers").

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                              AWARDS(1)
                                              ANNUAL COMPENSATION            ------------
                                     -------------------------------------    SECURITIES
                                                            OTHER ANNUAL        UNDER        ALL OTHER
                                      SALARY     BONUS     COMPENSATION(2)   OPTIONS/SARS   COMPENSATION
NAME AND OCCUPATION           YEAR     ($)        ($)            ($)          GRANTED(#)        ($)
-------------------           ----   --------   --------   ---------------   ------------   ------------
W. Michael Clevy............  1997   $425,000   $405,500            --         200,000              --
  President and Chief         1996    385,000    250,101            --         200,000        $206,038
  Executive Officer           1995    285,000         --       $44,327(4)           --          63,307
David P. Cain...............  1997   $175,008   $ 70,000            --          50,000              --
  Senior Vice President,      1996    150,000     60,101            --          45,000              --
  General Counsel and         1995    140,000         --            --              --              --
  Secretary
Stephen L. Clanton(3).......  1997   $196,305   $ 75,000            --          50,000              --
  Senior Vice President,      1996     81,843     60,101            --          45,000        $ 63,416
  Chief Financial Officer
  and Treasurer
Augusto H. Millan...........  1997   $180,908   $ 70,000            --          50,000              --
  Senior Vice President       1996    150,000     60,101            --          45,000              --
  and General Manager,        1995    140,000         --       $36,913(5)           --              --
  International Sales and
  General Manager,
  Aftermarket Sales
James R. Wiese..............  1997   $175,289   $ 70,000            --          50,000              --
  Senior Vice President       1996    145,000     60,101            --          45,000              --
  and General Manager,        1995    132,500         --            --              --              --
  Residential Products
  Group

---------------

(1) During the periods indicated, the Company has made no Restricted Stock Awards or Long-Term Incentive Plan ("LTIP") Payouts to the Named Executive Officers.
(2) For 1997, 1996, and 1995, other than as reported, perquisites and other personal benefits did not exceed the lesser of $50,000 and 10 percent of the total salary and bonus for each of the Named Executive Officers.
(3) Mr. Clanton joined the Company on July 19, 1996.
(4) Comprised of payments in respect of club membership (initiation and fees of $39,215), automobile ($3,546) and group life insurance expenses ($1,566).
(5) Comprised of payments in respect of club membership (initiation and fees of $34,842), automobile ($1,271) and group life insurance expenses ($800).

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets out the particulars of all grants of stock options(1) to the Named Executive Officers during the Company's fiscal year ended December 31, 1997.

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                             ANNUAL RATES OF STOCK
                                               PERCENT OF                                      PRICE APPRECIATION
                                                  TOTAL                                         FOR OPTION TERM
                            NUMBER OF        OPTIONS GRANTED      EXERCISE                        (CDN. $)(2)
                        SECURITIES UNDER      TO EMPLOYEES     OR BASE PRICE    EXPIRATION   ----------------------
NAME                   OPTIONS GRANTED (#)   IN FISCAL YEAR    (CDN. $/SHARE)      DATE         5%          10%
----                   -------------------   ---------------   --------------   ----------   --------    ----------
Mr. Clevy............        200,000              26.0%            $7.05         04-29-04    $574,012    $1,337,691
Mr. Cain.............         50,000               6.5              7.05         04-29-04     143,503       334,423
Mr. Clanton..........         50,000               6.5              7.05         04-29-04     143,503       334,423
Mr. Millan...........         50,000               6.5              7.05         04-29-04     143,503       334,423
Mr. Wiese............         50,000               6.5              7.05         04-29-04     143,503       334,423

---------------

(1) The exercise price of each option is equal to 100% of the fair market value of the Shares on the date of the grant. Fair market value for the purposes of option grants means the closing market price of the Shares on The Toronto Stock Exchange (the "TSE") on the last trading day preceding the date of the grant. Each option is exercisable immediately as to 20% of the Shares covered thereby and in cumulative increments of 20% per year thereafter.
(2) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Shares. No benefit to the option holder is possible without an increase in the price of the Shares. In order to realize the values set forth in the 5% and 10% columns, the per share price would be Cdn. $9.92 and Cdn. $13.74, respectively.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information regarding outstanding stock options held by each of the Named Executive Officers as at December 31, 1997. No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1997.

                                                     NUMBER OF SECURITIES
                                                          UNDERLYING               VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                                      FISCAL YEAR-END (#)        FISCAL YEAR-END (CDN. $)
                                                  ---------------------------   ---------------------------
NAME                                              EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                              -----------   -------------   -----------   -------------
Mr. Clevy.......................................    236,000        309,000      $1,886,600     $2,071,650
Mr. Cain........................................     48,000         72,000         381,100        472,900
Mr. Clanton.....................................     28,000         67,000         188,300        399,950
Mr. Millan......................................     48,000         72,000         381,100        472,900
Mr. Wiese.......................................     48,000         72,000         381,100        472,900

           LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR(1)

     The following table provides information on long-term incentive plan awards based on a targeted level in fiscal 1997 to the Named Executive Officers.

                                                                                  PERFORMANCE OR OTHER
                                                     NUMBER OF SHARES, UNITS     PERIOD UNTIL MATURATION
NAME                                                   OR OTHER RIGHTS(#)               OR PAYOUT
----                                                 -----------------------   ---------------------------
Mr. Clevy(2).......................................          50,000                 December 31, 1999
Mr. Cain...........................................          22,500                 December 31, 1999
Mr. Clanton........................................          20,000                 December 31, 1999
Mr. Millan.........................................          22,500                 December 31, 1999
Mr. Wiese..........................................          20,000                 December 31, 1999

---------------

(1) Effective April 29, 1997, the Company adopted the 1997 Long-Term Incentive Plan (the "1997 Plan") to provide deferred cash compensation opportunities to certain senior managers of the Company. The 1997 Plan provides for the awarding of Performance Units, the value of which is equal to the appreciation in the value of an equivalent number of Shares. The 1997 Plan is comprised of (i) Three year Performance Units which are awarded, valued and paid at the end of a three calendar year period (the "Performance Period") as designated by the Compensation and Pension Committee of the Board of Directors, and (ii) Long-term Performance Units which are awarded at the end of the Performance Period, but paid upon retirement, according to a vesting schedule. The initial grant price of the Performance Units is the value established by the Compensation and Pension Committee at the beginning of the Performance Period, to which the future Share price shall be compared to determine the appreciation in value for purposes of determining the value of Performance Units attributable to that Performance Period. At the end of the Performance Period, the number of Performance Units earned, if any, will be based on the extent to which the established objectives of average three year earnings per share goals have been achieved. If the threshold objective is not met, no Performance Units are earned. If the target objective is exceeded, additional Performance Units can be earned, up to a predetermined maximum level.
(2) The Compensation and Pension Committee declared Mr. Clevy ineligible to receive Long-term Performance Units due to his participation in a supplemental pension plan (see page 9).

                                 PENSION PLANS

     The Named Executive Officers participate in the salaried pension plan of ICP USA (the "Pension Plan"). Pension benefits are not reduced by a participant's social security benefits. Earnings for the purposes of the Pension Plan benefit formula consist of the participant's average monthly base rate of pay.

     The following table sets forth the estimated annual benefits payable upon retirement at age 65 to participants, based upon the 60 consecutive months of highest average earnings within 120 months of the date of determining benefits.

                               PENSION PLAN TABLE

                                                               YEARS OF SERVICE
                                           ---------------------------------------------------------
REMUNERATION                                  5        10        15        20        25        30+
------------                               -------   -------   -------   -------   -------   -------
$100,000.................................  $10,000   $20,000   $30,000   $40,000   $50,000   $60,000
 125,000.................................   12,500    25,000    37,500    50,000    62,500    75,000
 160,000+................................   16,000    32,000    48,000    64,000    80,000    96,000

     The maximum amount of a participant's earnings that may be taken into account in any year is limited to an amount specified in the United States Internal Revenue Code of 1986, as amended (the "Code"), as adjusted annually for cost-of-living increases (such amount is $160,000 for 1997).

     As at December 31, 1997, Messrs. Clevy, Cain, Clanton, Millan and Wiese had 3.3, 21.0, 1.5, 3.2 and 9.4 years of credited service, respectively, under the Pension Plan.

     In addition, Mr. Clevy has a supplemental pension plan with ICP USA which will provide a maximum pension on retirement equal to 3 1/3% of Mr. Clevy's average annual earnings (salary and bonus), based on three consecutive years of highest earnings, for each year of service up to a maximum of 15 such years, plus an additional 1% for each additional year of service up to a maximum of 20 such additional years, less the amount payable under the Pension Plan. Sixty percent of Mr. Clevy's pension will continue to his spouse on his death.

     The following table sets forth estimated annual amounts payable under a supplemental pension plan before reduction for amounts payable under the Pension Plan, if applicable.

                    SUPPLEMENTAL PENSION PLAN TABLE (CLEVY)

                                                        YEARS OF SERVICE
                           --------------------------------------------------------------------------
HIGHEST AVERAGE EARNINGS      5          10         15         20         25         30         35
------------------------   --------   --------   --------   --------   --------   --------   --------
$400,000.................  $ 66,667   $133,333   $200,000   $220,000   $240,000   $260,000   $280,000
 500,000.................    83,333    166,667    250,000    275,000    300,000    325,000    350,000
 600,000.................   100,000    200,000    300,000    330,000    360,000    390,000    420,000
 700,000.................   116,667    233,333    350,000    385,000    420,000    455,000    490,000
 800,000.................   133,333    266,667    400,000    440,000    480,000    520,000    560,000
 900,000.................   150,000    300,000    450,000    495,000    540,000    585,000    630,000

     As at December 31, 1997, Mr. Clevy had 3.3 years of credited service under his supplemental pension plan.

                  TERMINATION AND CHANGE IN CONTROL AGREEMENTS

     Mr. Clevy has an agreement with ICP USA which provides that upon termination of his employment with the Company (as defined therein), he will continue to be entitled to receive his annual salary and other benefits he was receiving at the time of termination for 24 months (or, at his option, he may receive a lump sum payment equal to the aggregate face value of these amounts).

     Each of Messrs. Cain, Millan and Wiese has an agreement with the Company which provides that upon change in control of the Company (as defined therein), he will continue to be entitled to receive his annual salary and other benefits he was receiving at the time of termination for 12 months (or, at his option, he may receive a lump sum payment equal to the aggregate face value of these amounts).

     Mr. Clanton has an agreement with ICP USA which provides that upon termination of his employment with the Company (as defined therein), he will continue to be entitled to receive his annual salary and other benefits he was receiving at the time of termination for 12 months (or, at his option, he may receive a lump sum payment equal to the aggregate face value of these amounts).

     COMPENSATION AND PENSION COMMITTEE INTERLOCKS AND INSIDE PARTICIPATION

     The following individuals served as members of the Compensation and Pension Committee during 1997: Prior to June 6, 1997, the Hon. William G. Davis, P.C., C.C., Q.C., John F. Fraser, O.C., Marvin G. Marshall, and Ernest C. Mercier; after June 6, 1997, the Hon. William G. Davis, P.C., C.C., Q.C., Stanley M. Beck, Q.C., and David H. Morris. None of the directors who served as members of the Committee during 1997 is, or has ever been, an officer or an employee of the Company or any of its subsidiaries.

                REPORT OF THE COMPENSATION AND PENSION COMMITTEE

     The Compensation and Pension Committee of the Board of Directors (the "Committee") reviews and makes recommendations to the Board in respect of the overall compensation philosophy of the Company and specific compensation policies, programs and plans. The Committee also reviews and makes recommendations to the Board in respect of the compensation to be paid to the Chief Executive Officer and, after considering the recommendations of the Chief Executive Officer, to the other officers of the Company and its principal operating subsidiaries, ICP USA and International Comfort Products Corporation (Canada) ("ICP Canada"). The Committee retains the services of independent consultants to advise it on such matters as the structuring of compensation arrangements, design of compensation and benefit plans and competitive benchmarking. The Committee retained the services of a consultant from Deloitte & Touche to advise it with respect to executive compensation matters in 1997.

     When determining the appropriate levels of executive compensation to be recommended to the Board for approval, the Committee utilizes various information sources, including data prepared by independent consultants. The Committee also considers the Company's performance, viability, the integrity of its assets, future outlook, ethical standards related to its role as a worldwide corporate citizen and applicable tax, securities and other regulations affecting the Company. As the Company's business is carried on principally in the United States, pay levels and practices for executives resident in the United States or with significant North American responsibilities are established with reference to those of U.S. industrial companies of similar size and complexity but are paid in the currency of the country in which the executive is resident without taking currency exchange rates into account. Pay levels and practices in respect of executives resident in Canada who do not have broader geographical responsibilities are established with reference to a similar sample of Canadian organizations. In each case, the comparator groups were selected by the Committee as they are considered to be the prime sources of management resources for the Company as well as the principal competitors for management talent.

GENERAL STRATEGY

     The executive compensation strategy is a guideline for policy formulation and decision-making that aligns ICP's human resources and business strategies. The Company believes that effective compensation plans must be performance-based, cost-effective and must maximize long-term shareholder value. The Committee reviews ICP's compensation strategy, market-competitiveness and plan effectiveness annually at minimum.

BASE SALARY

     ICP base salaries are generally competitive with the market median, relative to similar job scope and company size. The relative significance of ICP base salaries is subordinate to variable, performance-based compensation components. Therefore, when base salary increases are granted, they typically consist of competitive market and internal equity adjustments. Adjustments are not necessarily made at set intervals, but are made when significant variance from the market exists.

     ICP may also award lump sum base salary increases based on the achievement of previously determined corporate and individual Performance Management Program goals. Lump-sum increases, when awarded, do not change the individual's rate of base salary.

INCENTIVE COMPENSATION

     ICP pays total cash compensation levels (base salaries plus annual incentives) and total direct compensation levels (total cash plus long-term incentives) which are market competitive when budgeted expectations are met, and highly competitive when expectations are exceeded. No incentive compensation is paid when performance results fall below a pre-established threshold level.

     The Committee recommends to the Board target, threshold and maximum incentive performance and award levels for all participants. Once approved by the Board, these levels are communicated for each position, level or group. ICP may also recognize extraordinary achievement through discretionary incentive awards.

  Annual Incentive Compensation

     ICP's short-term incentive plan for executives is a simple formula-based design that rewards executives for the achievement of short-term goals which create growth and profitability. Short-term incentives for other managers and salaried employees take the form of annual incentive plans, lump-sum salary increases, sales commissions and the like, that best reflect and motivate each position's contribution to the achievement of short-term goals and objectives.

  Long-Term Incentives

     ICP's long-term incentive plans reward the achievement of long-term growth, profitability, shareholder value and stock price appreciation; reward team effort; and serve to closely align shareholder interests and organizational success with the executive's personal, financial and career interests. ICP provides long-term compensation opportunities in the form of stock options or stock grants and deferred cash compensation. Plan designs enhance the retention of executive talent and discourage behavior that does not further the overall long-term good of the organization. As such, long-term awards are subject to vesting or other long-term capital accumulation restrictions.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer's compensation program has the same components as those described for the other members of the executive officer group: base salary, annual incentive and long-term incentive; however, as noted previously, Mr. Clevy was declared ineligible to receive Long-term Performance Units due to his participation in a supplemental pension plan. The Chief Executive Officer's compensation program is established with reference to the comparator groups described above. The Committee makes recommendations to the Board regarding the Chief Executive Officer's compensation on the same performance-related basis as for the other executive officers.

     Section 162(m) of the Code limits to $1 million per year the compensation expense deduction the Company may take for non-performance-based compensation paid to a person who is "highly-compensated" for purposes of the Code (generally, the CEO and other named executive officers). In making its decisions about compensation for Mr. Clevy and other officers likely to be named executive officers, the Committee considers Section 162(m). Although the Company's compensation levels have not historically resulted in total compensation in excess of $1 million (excluding the spread on stock option exercises which generally should qualify for deductibility under Section 162(m)) for named executive officers other than Mr. Clevy, it is generally the policy of the Company that the components of executive compensation that are inherently performance-based should qualify for exclusion from the deduction limitation under Section 162(m).

     The Committee believes, however, that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and accordingly reserves the right, in appropriate circumstances, to pay amounts, in addition to base salary, that might not be deductible. If non-performance-based compensation in excess of $1 million should become payable to a person who is "highly-compensated" for purposes of the Code and regulations, the Committee will consider requiring that individual to defer any amounts earned in excess of the cap to a tax year following the year in which the individual leaves the employment of the Company.

                              Submitted by the Compensation and Pension
                              Committee of the Board:

                              The Hon. William G. Davis, P.C., C.C., Q.C.
                              (Chairman)
                              Stanley M. Beck, Q.C.
                              David H. Morris

                               PERFORMANCE GRAPHS

     The following graph provides a five year comparison of cumulative total return performance of an initial investment in Shares on December 31, 1992, of Cdn. $100, versus the cumulative total return of the TSE 300 Composite Index. The year-end values of each investment shown on the graph are based on share price appreciation or depreciation plus, in the case of the TSE 300 Composite Index, dividend re-investment.

             Measurement Period               International Comfort     TSE 300 Composite
           (Fiscal Year Covered)                     Products                 Index
12/31/92                                                         100                     100
12/31/93                                                          62                     132
12/31/94                                                          47                     132
12/31/95                                                          23                     152
12/31/96                                                          57                     194
12/31/97                                                         165                     224

     The following graph provides a five year comparison of cumulative total return performance of an initial investment in Shares on December 31, 1992, of U.S. $100, versus the cumulative total return of the Standard and Poor's (the "S&P") Midcap 400 Index, and the Industrial Component of the S&P Midcap 400 Index. The year-end values of each investment shown on the graph are based on share price appreciation or depreciation plus, in the case of each index, dividend re-investment.

                                                                             Industrial
        Measurement Period            International     S&P Midcap 400    Component of S&P
      (Fiscal Year Covered)         Comfort Products         Index        Midcap 400 Index
12/31/92                                          100                100                100
12/31/93                                           59                114                116
12/31/94                                           41                110                115
12/31/95                                           22                144                144
12/31/96                                           52                171                172
12/31/97                                          152                227                216

                           REAPPOINTMENT OF AUDITORS

     The Board recommends that the shareholders vote FOR the reappointment of Arthur Andersen & Co. as the Company's auditors to hold office until the close of the next annual meeting of shareholders. Arthur Andersen & Co. have served as auditors of the Company since June 1997. At that time, Arthur Andersen & Co. succeeded Coopers & Lybrand as the independent auditors of the Company. The decision to replace Coopers & Lybrand with Arthur Andersen & Co. was recommended and approved by the Audit Committee and the Board. During the two fiscal years ended December 31, 1995 and December 31, 1996, there were no disagreements with Coopers & Lybrand on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure nor did Coopers & Lybrand's reports on the Company's consolidated financial statements contain any adverse opinion, disclaimer of opinion, qualification or modification as to uncertainty, audit scope or accounting principle. In connection with the filing of this Proxy Circular, Coopers & Lybrand was provided a copy of this disclosure and has advised the Company that it does not disagree with the foregoing statement. Representatives of Arthur Andersen & Co. have been requested to attend the Meeting. Such representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                     APPROVAL OF THE 1998 STOCK OPTION PLAN

     The Board adopted the International Comfort Products Corporation 1998 Stock Option Plan (the "Stock Option Plan") on February 12, 1998. The rules of the TSE require that shareholder approval be obtained for the adoption of the Stock Option Plan. Approval of the Stock Option Plan requires the affirmative vote of the holders of a majority of the Shares present, in person or by proxy, at the Meeting and entitled to vote, excluding insiders of the Company to whom shares may be issued pursuant to the Stock Option Plan and their associates. A copy of the Stock Option Plan is attached to this Proxy Circular as Schedule A.

     The Stock Option Plan is intended to attract and retain selected officers and key employees (collectively, the "Eligible Individuals") and to motivate them to exercise their best efforts on behalf of the Company and any subsidiary of the Company (a "Related Company").

     If the Stock Option Plan had been in effect during the last completed fiscal year, the Eligible Individuals who are Named Executive Officers would have received substantially the same benefits that they received pursuant to the option plan that was in effect during that year.

     Options granted under the Stock Option Plan may be "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code, or may be options not intended to be ISOs ("Non-Qualified Stock Options").

     The Company's Compensation and Pension Committee shall have authority, under the terms of the Stock Option Plan, to determine and designate from time to time those employees of the Company or any subsidiary of the Company to whom options are to be granted and the number of Shares to be optioned to each such employee. No director of the Company who is not also an employee of the Company or a subsidiary of the Company shall be entitled to receive any options under the Stock Option Plan. The maximum number of Shares that may be issued under the Stock Option Plan is 1,500,000.

     The following description of the Stock Option Plan is intended merely as a summary of its principal features and is qualified in its entirety by reference to the provisions of the Stock Option Plan itself:

     1. Number of Shares. The aggregate maximum number of Shares for which options may be granted under the Stock Option Plan is 1,500,000 Shares. This number is subject to adjustment in the event of a stock split, stock dividend or share combination or any recapitalization of the Company.

     2. Administration. The Stock Option Plan is administered by the Compensation and Pension Committee (the "Committee"), whose members are designated by the Board. The Committee currently consists of three directors. Under the terms of the Stock Option Plan, the Committee must consist of at least two directors. It is intended (although not required) that each member of the Committee administering the Plan be a "non-employee" director within the meaning of Rule 16b-3 under the United States Securities Exchange

Act of 1934, as amended (the "Exchange Act"), and an "outside director" within the meaning of United States Treasury Regulation sec.1.162-27(e)(3) or any successor provision. If the Committee does not consist solely of two or more non-employee directors (within the meaning of Rule 16b-3), each option must be approved by the full Board.

     3. Eligibility. Only employees of the Company and/or a Related Company are eligible to receive options under the Stock Option Plan (an Eligible Individual who receives an option grant is hereinafter referred to as an "Optionee"). As of December 31, 1997, approximately 35 employees, including management and certain key employees of the Company, were eligible to receive options under the Stock Option Plan.

     4. Annual and Aggregate Limitation. The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which ISOs are exercisable for the first time by any individual during any calendar year (under the Stock Option Plan as well as any other plan of the Company and any Subsidiary of the Company) may not exceed One Hundred Thousand Dollars ($100,000). In addition, no Eligible Individual may be granted options for more than 300,000 Shares during any fiscal year of the Company and there may not be, at any time, reserved for issuance to any one Eligible Individual pursuant to options granted under the Stock Option Plan more than 5% of the outstanding Shares.

     5. Term of Stock Option Plan. No option may be granted under the Stock Option Plan after December 31, 2007, although options outstanding on December 31, 2007, may continue to be exercised after that date.

     6. Term of Option. All options terminate upon the expiration of the term specified in the option document, which may not exceed ten years (five years, in the case of an ISO if the Optionee on the date of grant owns, directly or by attribution, Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company).

     7. Option Price. The option price for an option may not be less than 100% of the fair market value of the Shares subject to the option on the date that the option is granted. For the purposes of the Stock Option Plan, "fair market value" means the closing market price of the Shares on the TSE (or such other stock exchange designated from time to time by the Committee as the principal trading market for the Company's securities) on the last trading date preceding the date of grant. If an ISO is granted to an employee who then owns, directly or by attribution under the Code, Shares possessing more than 10% of the total combined voting power of all classes of Shares of the Company, the option price must be at least 110% of the fair market value of the Shares on the date that the option is granted.

     8. Period of Exercise of Options. The Committee shall set the schedule pursuant to which an option granted under the Stock Option Plan vests (becomes exercisable), which shall not be at a rate exceeding cumulative increments of thirty-three and one-third percent (33 1/3%) per year for three (3) years, at which time the option may be exercised as to all of the Shares covered thereunder.

     9. Option Document; Restriction on Transferability. All options will be evidenced by a written option document containing provisions consistent with the Stock Option Plan and such other provisions as the Committee deems appropriate. No option granted under the Stock Option Plan may be transferred, except by will or the laws of descent and distribution. If the Optionee is married at the time of exercise, and if the Optionee requests at the time of exercise, the certificate will be registered in the name of the Optionee and his or her spouse, jointly, with right of survivorship.

     10. Termination of Employment. If any Optionee's employment terminates, except when such termination of employment is caused by the death or disability of the Optionee, the options granted to such Optionee shall terminate on the earlier of (a) the passage of three months after the date of termination of his or her employment, or (b) the expiration date(s) of the option(s) held by the Optionee. If an Optionee's employment terminates by reason of his or her death, any ISOs owned by such Optionee may be exercised, to the extent otherwise exercisable on the date of the death, by the estate, personal representative or beneficiary who has acquired the ISOs by will or by the laws of descent and distribution, until the earlier of (i) the specified expiration date of the ISOs, or (ii) 180 days from the date of the Optionee's death. If an Optionee's employment terminates by reason of his or her disability, such Optionee shall have the right to exercise any

ISOs held by him or her on the date of termination of employment, to the extent of the number of Shares with respect to which he or she could have exercised it on that date, until the earlier of (i) the specified expiration date of the ISOs, or (ii) one year from the date of the termination of the Optionee's employment.

     11. Amendments to Options and the Stock Option Plan; Discontinuance of the Stock Option Plan. Subject to the provisions of the Stock Option Plan, the Committee may not amend an option document without an Optionee's consent if the amendment is unfavorable to the Optionee. The Board of Directors may terminate or amend the Stock Option Plan in any respect at any time, provided that (a) no action of the Board or the shareholders may alter or impair a Participant's rights under any outstanding option without the Participant's consent, (b) without the approval of the shareholders, the total number of Shares that may be optioned and sold under the Stock Option Plan may not be increased (except by adjustments as described in paragraph 1 above), the provisions regarding eligibility may not be modified, the price at which Shares may be purchased pursuant to options granted under the Stock Option Plan may not be reduced, the expiration date of the Stock Option Plan may not be extended, and the provisions of the Stock Option Plan regarding amendments may not be changed, and (c) any such amendment to the Stock Option Plan is subject to the approval of the TSE or such other stock exchange(s) on which the Shares may be listed from time to time.

     12. Tax Aspects of the Stock Option Plan. Based on the advice of counsel, the Company believes that, under present United States federal tax laws and regulations, the principal United States federal income tax consequences to the Company and to the Optionees receiving ISOs and Non-Qualified Stock Options pursuant to the Stock Option Plan are as follows:

     If an option is an ISO, the Optionee will recognize no income upon grant or exercise of the option unless the alternative minimum tax rules apply. Upon an Optionee's sale of his or her Shares (assuming that the sale occurs no earlier than two years after grant of the option and one year after exercise of the option), any gain will be taxed to the Optionee as capital gains, which will either be mid-term (if at least 12 months have elapsed since exercise) or long-term (if at least 18 months have elapsed since exercise). Currently, the maximum mid-term tax rate is 28% and the maximum long-term tax rate is 20%. If the Optionee disposes of his or her Shares prior to the expiration of the above holding period, the Optionee generally will recognize ordinary income in an amount measured as the difference between the exercise price and the lower of the fair market value of the Shares at the exercise date or the sale price of the Shares. Any gain or loss recognized on such a disposition of the Shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss. The Company will be allowed a business expense deduction to the extent the Optionee recognizes ordinary income.

     An Optionee will not recognize any taxable income at the time the Optionee is granted a Non-Qualified Stock Option. However, upon exercise of the option, the Optionee will recognize ordinary income for United States federal income tax purposes in an amount generally measured as the excess of the then fair market value of the Shares over the exercise price, and the Company will be entitled to a deduction in the same amount at the time of exercise. Upon an Optionee's sale of such Shares, any difference between the sale price and fair market value of such Shares on the date of exercise will be treated as capital gain or loss and will qualify for mid-term or long-term capital gain or loss treatment if the Shares have been held for more than 12 months or 18 months, respectively.

     As described in the Report of the Compensation and Pension Committee at pages 10 to 11 of this Proxy Circular, Section 162(m) of the Code, subject to certain exceptions, limits the deductibility of the compensation paid to the Named Executive Officers in excess of $1,000,000 in a calendar year. The Stock Option Plan is designed to qualify for an exemption that will allow the Company to deduct, for United States federal income tax purposes, any compensation realized by employees in excess of $1,000,000 in any one year that results from the exercise of options granted under the Stock Option Plan. The Stock Option Plan, as adopted by the Board, provides annual limitations (described in paragraph 4 above) with respect to the number of Shares with respect to which options may be granted to any one employee. In addition, the Stock Option Plan is administered by the Compensation and Pension Committee, which consists of at least three directors, all of whom are "outside directors" within the meaning of Treasury Regulation sec.1.162-27(e)(3). Approval by the shareholders is required in order for options granted under the Stock Option Plan to qualify for the exemption and allow any compensation realized by employees in excess of $1,000,000 in any one year that results from the exercise of options granted under the Stock Option Plan to be deducted.

     Based on the advice of counsel, the Company believes that, under present Canadian federal tax laws and regulations, the principal Canadian federal income tax consequences to the Company and to the Optionees receiving ISOs and Non-Qualified Stock Options pursuant to the Stock Option Plan who, for the purposes of the Income Tax Act (Canada) (the "ITA"), will hold the Shares as capital property and deal at arm's length with the Company, are as follows:

     An Optionee will not recognize any income upon the grant of an option. Upon the exercise of the option, however, a Canadian resident Optionee generally will be deemed to have received an employment benefit in an amount equal to the excess of the fair market value of the Shares on the date of exercise over the option price. Such employment benefit will be included in the Optionee's income under the ITA for the year in which he acquires the Shares. The amount of the benefit included in income is added to the cost to the Optionee of the Shares acquired upon the exercise of an option for purposes of determining any subsequent capital gain (or loss). Such Optionee generally will be entitled to a deduction in computing taxable income equal to one-quarter of the amount of that benefit included in income, provided that the option price is not less than the fair market value of the Shares at the date of grant of the option. Similar rules may apply to U.S. resident Optionees to the extent that the benefits arising out of the exercise of the option are considered to be earned in Canada.

     Upon the disposition of Shares, a Canadian resident Optionee generally will recognize a capital gain (or loss) to the extent that the proceeds of disposition exceed (or are exceeded by) the sum of the adjusted cost base of the Shares and the cost of disposition. Generally, the adjusted cost base of each Share will be determined by reference to the average cost of all Shares held by the Optionee. Three quarters of any capital gains, net of capital losses will be included in computing the Optionee's income. Any capital loss realized by the Optionee may be offset against capital gains realized in the year. Any excess capital loss may generally be carried back three taxation years and carried forward to future years to offset capital gains realized in those years, until the capital loss is fully utilized. In general, a U.S. resident Optionee will not be subject to tax under the ITA on any gain realized on the disposition of Shares.

     The ITA denies a deduction to the Company or any Related Company in respect of any benefits deemed to be received in an issue of Shares to employees or officers.

     The foregoing does not purport to be a complete summary of the effect of United States or Canadian federal income taxation upon holders of options or upon the Company. It also does not reflect provisions of the income tax laws of any municipality, state, province or foreign country in which an Optionee may reside.

     13. Registration Statement on Form S-8. If the proposal to approve the Stock Option Plan is approved, the Company intends to file with the SEC a Registration Statement on Form S-8 relating to the Stock Option Plan.

                  STATEMENT OF CORPORATE GOVERNANCE PRACTICES

     Strong corporate governance practices are essential to the Company's success and its ability to create shareholder value. This statement of corporate governance practices is made pursuant to the requirements of the TSE relating to the disclosure of corporate governance practices. As a public company whose Shares trade on the TSE, the Company complies with the corporate governance guidelines issued by the TSE in the December 1994, Report of the TSE Committee on Corporate Governance in Canada.

BOARD MANDATE

     In December 1995, the Board separated the functions of chairman and chief executive officer. This separation articulates the Board's view that the chairman should represent the interests of shareholders and the chief executive officer should represent the views of management, which is accountable to the Board. The directors provide oversight and a policy framework that ensure management acts in the best interests of the shareholders.

     In 1996 and 1997, governance practices and expectations of management were improved through several initiatives that included:

     - a strengthening of the Board and its committees through the addition of independent directors;

     - a new long-term strategic planning process, resulting in a three-year strategic plan;

     - the appointment of internal auditors;

     - the linking of management compensation to measurable operational and profit performance targets;

     - the partial or, at a director's option, entire payment of director's fees (less applicable taxes) in Shares of the Company; and

     - a new communications policy to provide shareholders and other stakeholders with comprehensive and timely information.

BOARD MEMBERSHIP

     The Board currently has 11 members, of whom one is a related director (the Company's Chief Executive Officer) and 10 are directors unrelated to either the management or the business of the Company. The Company does not have a controlling shareholder, although the current Chairman, Richard W. Snyder, controls 19.95% of the Company's outstanding Shares and another director, Roy T. Graydon, is a portfolio manager of the Merchant Banking Group of Ontario Teachers' Pension Plan Board, the holder of 19.84% of the Company's outstanding Shares.

     In 1996, the Company's shareholders approved a substantial change in the composition of the Board to include American residents with specific knowledge of the U.S. heating, ventilation and air conditioning industry and the markets in which the Company competes. In 1997, the Company derived approximately 84 percent of its revenue from U.S. sales. The corporate head office and corporate management functions are located in Franklin, Tennessee and virtually all of the Company's manufacturing operations are located in Lewisburg, Tennessee.

     The composition of the Board has been influenced by the need to ensure that the Company has the appropriate complement of skills, knowledge and experience required to implement the Company's long-term strategic plan.

     The current Board was elected in June 1997.

BOARD COMMITTEES

     The Board has five standing committees, each of which is comprised of a majority of independent directors. The functions and current membership of each of the Company's Audit Committee, Compensation and Pension Committee, Nominating and Corporate Governance Committee, Strategic Planning Committee and Finance Committee are described elsewhere in this Proxy Circular.

DECISIONS REQUIRING BOARD APPROVAL

     In addition to those matters which must by law be approved by the Board, management is also required to seek the approval of the Board for:

     - acquisitions of, or investments in, new businesses above $3 million;

     - changes in the nature of the Company's existing business;

     - hiring of senior management;

     - annual business plan and budgets; and

     - any other matter considered "material" to the business and affairs of the Company.

BOARD PERFORMANCE

     It is the responsibility of the Chairman of the Board of Directors to ensure the effective operation of the Board. The Chairman consults on an ongoing basis with the independent directors to discuss the effectiveness of the process the Board follows to receive information from management. The Chairman also consults on an ongoing basis with individual members of the Board to discuss each director's contribution to the Board and committee meetings and any other matters which the individual directors wish to raise with the Chairman.

SHAREHOLDER FEEDBACK

     The Company's shareholder communications policy is one of timely public dissemination of material information. At the Company's annual meeting, a full opportunity is afforded for shareholders to ask questions concerning the Company's activities. In addition, Stephen L. Clanton, Senior Vice President, Chief Financial Officer and Treasurer is responsible for investor relations and Karla G. Smith, Vice President, Corporate Communications is responsible for communications and public relations. Investor concerns are reviewed to ensure that every inquiry receives a full and timely response from the appropriate officer.

EXPECTATIONS OF MANAGEMENT

     The information which management provides to the Board is critical. Directors must have confidence in the analysis, operational and reporting functions of management. The Company's Strategic Planning Committee and the Nominating and Corporate Governance Committee work closely with management to ensure that management is effective in identifying problems and opportunities for the Company.

                              CERTAIN TRANSACTIONS

     During the 1997 fiscal year, except as disclosed above under "Executive Compensation," and except as set forth below, the Company's executive officers, directors and director nominees did not have significant business relations with the Company requiring disclosure under applicable regulations and no such transactions are anticipated during fiscal year 1998.

     H. David Tayler, Senior Vice President, Canadian Operations has outstanding an unsecured, non-interest bearing loan from the Company that was incurred in connection with a home purchase assistance loan. The loan originally was in the amount of Cdn. $50,000 and, during fiscal year 1997, the largest amount outstanding was Cdn. $21,539.

     Mr. Snyder is a general partner of Ravine Partners, Ltd. ("Ravine"), a Texas limited partnership. On April 30, 1996, Mr. Snyder, Ravine and Roberta W. Snyder, a general partner of Ravine, (collectively, the "Snyder Group") entered into an agreement (the "Snyder Group Agreement") with the Company relating to the Snyder Group's shareholdings which provides for, among other things, a prohibition on the acquisition by the Snyder Group of in excess of 20 percent of the outstanding Shares or the sale by the Snyder Group of any Shares to a buyer who after such sale would own in excess of 20 percent of the outstanding Shares, without first having offered the Shares to the Company or a third party buyer arranged by the Company. The Snyder Group Agreement was amended in July 1997 to provide for an exception to the prohibition of the acquisition by the Snyder Group of more than 20 percent of the outstanding Shares in the circumstances of the issuance of Shares to Mr. Snyder in his capacity as a director or Chairman of the Company pursuant to the Company's Share Compensation Arrangement for Non-Employee Directors.

                 SHAREHOLDER PROPOSALS FOR 1999 PROXY MATERIALS

     The Board will make provision for presentation of proposals by shareholders at the 1999 annual meeting of shareholders provided such proposals are submitted by eligible shareholders who have complied with the relevant requirements of the SEC and the Canada Business Corporations Act. In order for any such proposals to be included in the proxy materials for consideration at the 1999 annual meeting, the proposals should be mailed to David P. Cain, Senior Vice President, General Counsel and Secretary, International Comfort Products Corporation, 501 Corporate Centre Drive, Suite 200, Franklin, Tennessee, USA 37067. Such proposals must be received not later than February 12, 1999, under the Canada Business Corporations Act and not later than December 10, 1998, under the Exchange Act.

                             APPROVAL OF DIRECTORS

     The Board has approved the contents of this Circular and the sending thereof to the shareholders of the Company.

                                          /s/ DAVID P. CAIN
                                          DAVID P. CAIN
                                          Senior Vice President,
                                          General Counsel and Secretary

Toronto, Ontario, Canada
April 9, 1998

                                 10-K AVAILABLE

     UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF THE SHARES ENTITLED TO VOTE AT THE MEETING, THE COMPANY, WITHOUT CHARGE, WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC. REQUESTS SHOULD BE MAILED TO DAVID P. CAIN, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, INTERNATIONAL COMFORT PRODUCTS CORPORATION, 501 CORPORATE CENTRE DRIVE, SUITE 200, FRANKLIN, TENNESSEE, USA 37067.

                                   SCHEDULE A

                   INTERNATIONAL COMFORT PRODUCTS CORPORATION

                             1998 STOCK OPTION PLAN

PURPOSE OF THE PLAN

     This Stock Option Plan (the "Plan") is intended to promote the interests of International Comfort Products Corporation (the "Company") and its shareholders by encouraging employees who the Company's Board of Directors feel will be responsible for the future growth and continued development of the Company and its Subsidiaries, as hereinafter defined, to own, and to increase their ownership of, the Company's stock, thereby giving them, as shareholders, an increased personal interest in, and a greater concern for, the Company's continued success and progress.

STATEMENT OF THE PLAN

     1. Name. The Plan shall be known as the International Comfort Products Corporation 1998 Stock Option Plan.

     2. Definition of Terms. In addition to words and terms that may be defined elsewhere in the Plan, the following words and terms as used in the Plan shall have the following meanings unless the context or use fairly indicates another or different meaning or intent, which definitions shall be equally applicable to both the singular and plural forms of such words and terms:

          "Board" shall mean the Board of Directors of the Company.

          "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

          "Incentive Option" shall mean an option which qualifies as an incentive stock option within the meaning of section 422 of the Code.

          "Nonqualified Option" shall mean an option which does not qualify under section 422 of the Code as an incentive stock option.

          "Ordinary Shares" shall mean the no par value ordinary shares of the Company.

          "Outstanding Issue" means, at any time, the number of Ordinary Shares outstanding on a non-diluted basis.

          "Participant" shall mean an employee of the Company or any of its Subsidiaries to whom an option is granted under the Plan.

          "Subsidiary" shall mean any corporation which at the time qualifies as a subsidiary of the Company under the definition of "subsidiary corporation" contained in section 424(f) of the Code.

     3. Administration. The Plan shall be administered by the Board's Compensation and Pension Committee (the "Committee"), which shall consist of not less than two members. The Committee shall be appointed by the Board from its membership. Members of the Committee shall not be eligible to participate in the Plan.

     The Committee may interpret the Plan, prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and make such other determinations and take such other action as it deems necessary or desirable for the administration of the Plan and the protection of the Company except as otherwise reserved to the Board or the shareholders of the Company. Without limiting the generality of the foregoing, the Committee, in its discretion, may treat all or any part of any period during which a Participant is on military duty or on an approved leave of absence from the Company or a Subsidiary as a period of employment of such Participant by the Company or Subsidiary, as the case may be, for purposes of accrual of the Participant's rights under the option. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive.

     No member of the Committee shall be liable for any action taken or omitted or determination made in good faith with respect to the Plan or any option granted under the Plan.

     4. Shares Subject to Plan. Options may be granted by the Company from time to time to purchase up to an aggregate of 1,500,000 Ordinary Shares, subject to adjustment as provided in section 9. If any option granted under the Plan shall terminate, expire, or, with the consent of the Participant, be cancelled as to any shares, new options may thereafter be granted covering any such shares.

     5. Eligibility. Options may be granted to those employees of the Company (including officers, whether or not they are directors) who have and exercise key management functions and responsibilities for the Company or any Subsidiary. The granting of an option to any employee shall neither entitle such employee to, nor disqualify such employee from, participation in any other grant of options.

     6. Grant of Options. The Committee shall have the authority, subject to the terms of the Plan, to: (a) determine and designate from time to time those employees of the Company or any Subsidiary to whom options are to be granted and the number of shares to be optioned to each such employee, provided that no director of the Company who is not also an employee of the Company or of a Subsidiary shall be entitled to receive any option under the Plan; (b) authorize the granting of Incentive Options, Nonqualified Options, or combinations of Incentive Options and Nonqualified Options; and to require, if it so determines, that if an Incentive Option and a Nonqualified Option are granted to the same Participant, then to the extent one option is exercised the other option shall not be exercised and shall terminate; (c) determine the number of shares subject to each option; and (d) determine the schedule and duration of the exercise period for any option. The date of grant of an option under the Plan will be the date on which the option is awarded by the Committee.

     7. Terms and Conditions of Options. Each option granted under the Plan shall be evidenced by an agreement, in a form approved by the Committee, and shall be subject to the terms and conditions contained in sections 7.1 through
7.8 and to such other terms and conditions as the Committee may deem appropriate and which are in compliance with applicable laws and the rules and regulations of the stock exchanges on which the Ordinary Shares are listed from time to time; provided, however, that no Incentive Option shall be subject to any condition that is inconsistent with the provisions of section 422 of the Code. In the event that any condition imposed hereunder on an Incentive Option is at any time determined by the Internal Revenue Service or a court of competent jurisdiction to be inconsistent with section 422 of the Code, then each Incentive Option shall be deemed to have been granted without such condition but shall continue in effect under such remaining terms and conditions as may be applicable as if the invalid condition had not been included.

     7.1 Option Period. Each option agreement shall specify the period during which the option thereunder is exercisable (which shall not exceed ten (10) years from the date of grant) and shall provide that the option shall expire at the end of such period.

     7.2 Option Price. The option price per share shall be determined by the Committee at the time any option is granted, and shall not be less than one hundred percent (100%) of the fair market value of the Ordinary Shares subject to the option, which shall be equal to the closing market price of the Ordinary Shares on The Toronto Stock Exchange on the last trading day preceding the date of the grant. In the event the Ordinary Shares are not listed on The Toronto Stock Exchange, the option price shall be determined based upon the trading prices of the Ordinary Shares on any Canadian or U. S. stock exchange on which the Ordinary Shares are then listed. Such price shall be subject to adjustment as provided in section 9.

     7.3 Nontransferability. The options granted hereunder shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution, and shall not be exercisable by anyone other than the Participant during his lifetime.

     7.4 Ten Percent Shareholders. Incentive Options shall not be granted to any employee who, immediately before the option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or Subsidiaries; provided, however, that this prohibition shall not apply if at the time such option is granted the option price is at least one hundred ten percent (110%) of the fair market value of the Ordinary Shares and such option is not exercisable after the expiration of five (5) years from the date such option is granted.

     7.5 Five Percent Restriction. The number of Ordinary Shares reserved for issuance to any one person pursuant to options granted under the Plan or otherwise shall not exceed 5% of the Outstanding Issue.

     7.6 Annual Limitation. The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which Incentive Options are exercisable for the first time by any individual during any calendar year (under the Plan as well as any other plan of the Company and any parent and Subsidiary of the Company) shall not exceed One Hundred Thousand Dollars ($100,000). Notwithstanding the limitation set forth in the preceding sentence, no employee may be granted options for more than Three Hundred Thousand (300,000) Ordinary Shares during any fiscal year of the Company.

     7.7 Termination of Employment. If any Participant shall cease to be an employee of either the Company, a parent, or Subsidiary of the Company, or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming a stock option in a transaction to which section 424(a) of the Code applies, except when such cessation of employment is caused by the death or disability of the Participant, the options granted to such Participant shall terminate on the earlier of (a) the passage of three months after the date of termination of his or her employment, or (b) the expiration dates. For purposes of this section 7.7, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such Participant's right to reemployment is guaranteed by statute or contract. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under this section 7.7, provided that such written approval contractually obligates the Company, a parent or Subsidiary of the Company to continue the employment of the Participant after the approved period of absence. Incentive Options granted under the Plan shall not be affected by any change of employment within or among the Company, a parent or Subsidiary of the Company, so long as the Participant continues to be an employee of the Company, a parent or Subsidiary of the Company. If a Participant ceases to be employed by the Company, a parent or Subsidiary of the Company by reason of his or her death, any Incentive Option owned by such Participant may be exercised, to the extent otherwise exercisable on the date of death, by the estate, personal representative or beneficiary who has acquired the Incentive Option by will or by the laws of descent and distribution, until the earlier of (i) the specified expiration date of the Incentive Option, or
(ii) 180 days from the date of the Participant's death. If a Participant ceases to be employed by the Company, a parent or Subsidiary of the Company by reason of his or her disability, such Participant shall have the right to exercise any Incentive Option held by him or her on the date of termination of employment, to the extent of the number of shares with respect to which he or she could have exercised it on that date, until the earlier of (i) the specified expiration date of the Incentive Option, or (ii) one year from the date of the termination of the Participant's employment. For purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or any successor statute. Nothing in the Plan shall be construed as imposing any obligation on the Company to continue the employment of any Participant.

     7.8 Period of Exercise of Options. Any option granted hereunder, may, prior to its expiration or termination, be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it shall have then become exercisable. An option granted hereunder shall become exercisable in such installments as are specified in the option agreement, the rate of which shall not be at a rate exceeding the following schedule:

          (a) After one year from the date the option is granted, it may be exercised as to not more than thirty-three and 1/3 percent (33 1/3%) of the shares covered thereunder.

          (b) After two years from the date the option is granted, it may be exercised as to not more than an additional thirty-three and 1/3 percent (33 1/3%), or a total of sixty-six and 2/3 percent (66 2/3%), of the shares covered thereunder.

          (c) After three years from the date the option is granted, it may be exercised as to all of the shares covered thereunder.

     8. Exercise of Option. The exercise of any option under the Plan shall be subject to the provisions of sections 8.1 through 8.3.

     8.1 Method of Exercising Option. Any option granted hereunder may be exercised by the Participant by delivering to the Company at its main office (attention of its Secretary) written notice of the number of shares with respect to which the option rights are being exercised and by paying the purchase price of the shares purchased in full, in exchange for the issuance and delivery of a certificate therefore to or on the order of the Participant, subject to the provisions of section 7.6 when applicable.

     8.2 Payment of Purchase Price. The purchase price of the shares as to which an option is exercised shall be paid in full to the Company at the time of exercise.

     8.3 Withholding. The Company's obligation to deliver shares on the exercise of any option shall be subject to satisfaction of any applicable United States or Canadian federal, state, provincial and local tax withholding requirements.

     9. Capital Adjustments. The number and price of Ordinary Shares covered by each option and the total number of shares that may be optioned and sold under the Plan shall be proportionately adjusted to reflect any stock dividend, stock split or share combination of the Ordinary Shares or any recapitalization of the Company. In the event of any merger, consolidation, reorganization, liquidation or dissolution of the Company, or any exchange of shares involving the Ordinary Shares, any option granted under the Plan shall automatically be deemed to pertain to the securities and other property to which a holder of the number of Ordinary Shares covered by the option would have been entitled to receive in connection with any such event. The Committee shall have the sole discretion to make all interpretations and determinations required under this section to the extent it deems equitable and appropriate.

     10. Reservation and Delivery of Shares. The Company, during the term of any options granted hereunder, will at all times reserve and keep available, and will seek to obtain from any regulatory body having jurisdiction any requisite authority in order to issue and sell, such number of Ordinary Shares as shall be sufficient to satisfy the requirements of the options granted under the Plan. If in the opinion of its counsel, the issuance or sale of any shares of its stock hereunder shall not be lawful for any reason, including the inability of the Company to obtain from any regulatory body having jurisdiction authority deemed by such counsel to be necessary for such issuance or sale, the Company shall not be obligated to issue or sell any such shares.

     11. Event of Defeasance. Any options granted hereunder are specifically made subject to defeasance by the failure of the shareholders of the Company to approve the Plan within a period of twelve months from the date the Plan is adopted by the Board.

     12. Compliance with Laws. No options shall be granted and no Ordinary Shares shall be issued or sold upon the exercise of any option unless and until the then applicable requirements of Canadian and United States securities laws and the rules and regulations of applicable securities regulatory authorities and any other regulatory agencies and laws having jurisdiction over or applicability to the Company, and the rules and regulations of any stock exchange on which the Ordinary Shares may be listed, shall have been fully complied with and satisfied. With respect to U. S. Participants, upon the exercise of an option at a time when there is not in effect under the Securities Act of 1933, a current registration statement relating to the Ordinary Shares to be received upon such exercise, the U. S. Participant shall represent and warrant in writing to the Company that the shares purchased are being acquired for investment and not with a view to the distribution thereof and shall agree to the imposition of a legend on the certificate or certificates representing said shares evidencing the restrictions on transfer under the Securities Act of 1933 and the issuance of stop-transfer instructions by the Company to its transfer agent with respect thereto.

     13. Additional Approvals. This Plan shall be subject to acceptance by The Toronto Stock Exchange in compliance with all conditions imposed by The Toronto Stock Exchange. Any options granted prior to such acceptance shall be conditional upon such acceptance being given and any conditions complied with and no such options may be exercised unless such acceptance is given and such conditions are complied with.

     14. No Rights as Shareholder. A Participant shall not have any rights as a shareholder with respect to any shares covered by any option granted hereunder until the issuance of such shares pursuant to the terms of this Plan. No adjustment shall be made on the issuance of a stock certificate to a Participant as to any dividends or other rights for which the record date occurred prior to the issuance of such certificate.

     15. Indemnification and Exculpation. Each person who is or shall have been a member of the Board or of the Committee shall be indemnified and held harmless by the Company against and from any and all loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him/her in connection with or resulting from any claim, action, suit, or proceeding to which he/she may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him/her in settlement thereof (with the Company's written approval) or paid by him/her in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment in favor of the Company based upon a finding of his lack of good faith; subject, however, to the condition that upon the institution of any claim, action, suit, or proceeding against him/her, he/she shall in writing give the Company an opportunity, at its expense, to handle and defend the same before he/she undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Company may have to indemnify him/her or hold him/her harmless. Each member of the Board or of the Committee, and each officer and employee of the Company shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than himself/herself. In no event shall any person who is or shall have been a member of the Board or of the Committee, or an officer or employee of the Company, be held liable for any determination made, or other action taken, or any omission to act in reliance upon any such information as referred to in the preceding sentence, or for any action (including the furnishing of information) taken or any omission to act, when any such determination, action, or omission is made in good faith.

     16. Use of Proceeds. Proceeds from the sale of stock pursuant to options granted under the Plan shall constitute general funds of the Company.

     17. Amendment and Discontinuance. The Board may terminate or amend the Plan in any respect at any time, provided that (a) no action of the Board or the shareholders may alter or impair a Participant's rights under any outstanding option without the Participant's consent, (b) without the approval of the shareholders, the total number of shares that may be optioned and sold under the Plan may not be increased (except by adjustment pursuant to section 9), the provisions of section 5 regarding eligibility may not be modified, the price at which shares may be purchased pursuant to options granted hereunder may not be reduced (except by adjustment pursuant to section 9), the expiration date of the Plan may not be extended, and the provisions of this section 17 may not be changed, and (c) any such amendment to this Plan is subject to the approval of The Toronto Stock Exchange or such other stock exchanges on which the Ordinary Shares may be listed from time to time and may require the approval of the Company's shareholders.

     18. Term of Plan. Subject to the provisions of section 11, the Plan shall be effective as of the date of the adoption of the Plan by the Board and shall expire on December 31, 2007 (except as to options outstanding on that date), and no option shall be granted under the Plan on or after such expiration date.

     19. General. Except as the same may be governed by the Code and any applicable United States federal securities laws, the Plan and any options granted hereunder shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. As herein used, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders, unless the context or use shall fairly require a different construction. Section or paragraph headings are employed herein solely for convenience of reference, and such headings shall not affect the validity, meaning, or enforceability of any provision of the Plan. All references herein to "section" or "paragraph" shall mean the appropriately numbered section or paragraph of the Plan except where reference is made to the Code of any other specified law or instrument.

                                                                 APPENDIX A

                                     PROXY
                   INTERNATIONAL COMFORT PRODUCTS CORPORATION

                  FOR USE AT THE ANNUAL AND SPECIAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON MAY 13, 1998.
     THIS PROXY IS SOLICITED BY AND ON BEHALF OF MANAGEMENT OF THE COMPANY.

   The undersigned holder of Ordinary Shares ("Shares") of International Comfort Products Corporation (the "Company") hereby appoints Richard W. Snyder, or failing him, David P. Cain, or instead of either of the foregoing,
                            , as proxy for the undersigned to attend, vote and
act for and on behalf of the undersigned AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD AT THE TORONTO HILTON HOTEL, TORONTO 1 BALLROOM, 145 RICHMOND STREET WEST, TORONTO, ONTARIO, CANADA ON WEDNESDAY, MAY 13, 1998 (THE "MEETING") AT 10:00 A.M. (LOCAL TIME), and at any adjournments thereof, and hereby revokes any proxy previously given by the undersigned.

   1. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON WHO NEED NOT BE A SHAREHOLDER, TO REPRESENT HIM AND TO ATTEND AND ACT ON HIS BEHALF AT THE MEETING, OTHER THAN THE NOMINEES DESIGNATED ABOVE, AND MAY EXERCISE SUCH RIGHT BY INSERTING THE NAME OF HIS NOMINEE IN THE SPACE PROVIDED ABOVE FOR THAT PURPOSE.

   2. The Shares represented by this proxy will be voted in accordance with any choice specified in this proxy. IF NO SPECIFICATION IS MADE, THE PERSONS NAMED ABOVE WILL VOTE SUCH SHARES FOR THE ELECTION OF THE DIRECTORS NAMED IN THIS PROXY, FOR THE REAPPOINTMENT OF ARTHUR ANDERSEN & CO. AS AUDITORS OF THE COMPANY AND FOR THE RESOLUTION CONFIRMING THE ADOPTION OF THE COMPANY'S 1998 STOCK OPTION PLAN.

   3. If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the Company.

Without limiting the general powers hereby conferred, the Shares represented by this proxy are to be:

   1. [ ] VOTED FOR the election as directors of all nominees listed below (except as marked to the contrary below), or

     [ ] WITHHELD FROM VOTING for all nominees listed below.

                                     INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

                                                        Richard C. Barnett  Stanley M. Beck    W. Michael Clevy
                                                        William G. Davis    John F. Fraser     Roy T. Graydon
                                                        Marvin G. Marshall  Ernest C. Mercier  David H. Morris
                                                        David A. Rattee     Richard W. Snyder  William A. Wilson

                                      2. Voted FOR [ ], or WITHHELD FROM VOTING
                                         [ ], or ABSTAIN FROM VOTING [ ] on, the
                                         reappointment of Arthur Andersen & Co.
                                         as auditors of the Company.

                                      3. Voted FOR [ ], or AGAINST [ ], or
                                         ABSTAIN FROM VOTING [ ] on, the
                                         resolution confirming the adoption of
                                         the International Comfort Products
                                         Corporation 1998 Stock Option Plan.

                                      4. Voted, in their discretion:

                                        (a) on any variation of or amendments to
                                            the foregoing matters proposed at
                                            the Meeting or any adjournment
                                            thereof; and

                                        (b) on any other matters may properly
                                            come before the Meeting or any
                                            adjournment thereof.

                                   Dated: ________________ day of
                                   ________________, 1998.

                                   ---------------------------------------------
                                   Name of Shareholder (please print)

                                   ---------------------------------------------
                                   Signature of Shareholder

                                      This proxy must be signed by the
                                      shareholder or such shareholder's
                                      attorney, duly authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof duly authorized. Signatures should correspond with the name imprinted hereon. Where two or more persons are named, all should sign.